RESULTS OF SHAREHOLDER MEETING
PHOENIX SERIES FUND
November 21, 2006
(Unaudited)

At a special meeting of shareholders of Phoenix Balanced Fund, Phoenix Capital Growth Fund and Phoenix Mid-Cap Growth Fund (each a "Fund"), series of Phoenix Series Fund (the "Trust") held on November 21, 2006, shareholders voted on the following proposals:


To approve a proposal to
permit Phoenix Investment
Counsel, Inc. to hire and
replace subadvisers or to
modify subadvisory agreements
without shareholder approval

NUMBER OF ELIGIBLE UNITS VOTED:
           FOR            AGAINST           ABSTAIN        BROKER NON-VOTES

Phoenix Balanced Fund
       32,797,184        2,697,299         1,499,696          10,332,457

Phoenix Capital Growth Fund
       14,951,716        1,091,086           597,104           3,827,018

Phoenix Mid-Cap Growth Fund
        4,211,513          401,642           160,392             847,145

To approve the amendment of
fundamental investment
restrictions of the Fund with
respect to loans

NUMBER OF ELIGIBLE UNITS VOTED:
           FOR            AGAINST           ABSTAIN        BROKER NON-VOTES

Phoenix Balanced Fund
         32,768,117      2,506,728         1,719,334          10,332,457

Phoenix Capital Growth Fund
         14,858,032      1,087,749           694,125           3,827,018

Phoenix Mid-Cap Growth Fund
          4,237,185        325,866           210,495             847,145

To approve a proposal to
reclassify the investment
objective of the Investment
Objective Funds from
fundamental to non-
fundamental

NUMBER OF ELIGIBLE UNITS VOTED:
           FOR            AGAINST           ABSTAIN        BROKER NON-VOTES

Phoenix Balanced Fund
       32,522,861        2,722,969         1,748,349          10,332,457

Phoenix Capital Growth Fund
       14,849,026        1,127,094           663,786           3,827,018

Phoenix Mid-Cap Growth Fund
        4,181,998          379,534           212,015             847,145